BFC Financial Corporation and
Bluegreen Corporation Announce
Shareholder Approval of Proposed
Merger

FORT LAUDERDALE, Fla. and BOCA RATON, Fla., June 19, 2012 (GLOBE NEWSWIRE) -- BFC Financial Corporation (Pink Sheets:BFCF) and Bluegreen Corporation (NYSE:BXG) announced today that shareholders of both BFC and Bluegreen approved the proposed merger between the two companies in separate special shareholder meetings.

At the special meeting of Bluegreen’s shareholders, holders of 73.05% of Bluegreen’s Common Stock outstanding as of the record date established for the meeting voted to approve the merger agreement. At the special meeting of BFC’s shareholders, holders of shares representing approximately 78.4% of the total voting power of BFC’s Class A Common Stock and Class B Common Stock outstanding as of the record date established for the meeting voted in favor of the merger.

BFC’s shareholders also approved an amendment of BFC’s Articles of Incorporation relating to a reverse split of BFC’s Class A Common Stock and Class B Common Stock and a reduction in the authorized number of shares of such stock. BFC currently expects to effect a one-for-eight reverse stock split in connection with the listing of its Class A Common Stock on a national securities exchange, as required by the terms of the merger agreement.

It is currently anticipated that the merger will be consummated promptly after all conditions to closing under the merger agreement are satisfied or, to the extent permitted under applicable law or the merger agreement, waived.

About BFC Financial Corporation: Founded in 1992, BFC Financial Corporation is a holding company whose principal holdings include controlling interest in Bluegreen (NYSE:BXG) and BankAtlantic Bancorp, Inc. (NYSE:BBX), and a non-controlling interest in Benihana, Inc. (NASDAQ:BNHN). As of March 31, 2012, BFC had total consolidated assets of approximately $4.9 billion and shareholders’ equity of approximately $121.5 million*. For more information, visit www.bfcfinancial.com

About Bluegreen Corporation: Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation is a leading timeshare sales, marketing and resort management company. Bluegreen Resorts manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 160,000 owners, over 59 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing services on behalf of third parties. For more information, visit www.bluegreencorp.com

Additional Information and Where to Find it: BFC has filed a Registration Statement on Form S-4 with the Securities Exchange Commission, which has been declared effective, and BFC and Bluegreen have mailed to their respective shareholders a joint proxy statement/prospectus concerning the proposed merger. BFC and Bluegreen may also file other documents with the SEC regarding the proposed merger. Investors and shareholders of BFC and Bluegreen are urged to read the joint proxy statement/prospectus and other relevant documents filed with the SEC carefully and in their entirety because they contain important information.  Investors and shareholders of BFC and Bluegreen can obtain copies of the joint proxy statement/prospectus and other relevant documents filed with the SEC free of charge from the SEC’s website at www.sec.gov.  Copies of the documents filed with the SEC by BFC are also available free of charge on BFC’s website at www.bfcfinancial.com under the tab “Investor Relations – Regulatory Info – SEC Filings” or by directing a request by mail to BFC Financial Corporation, Corporate Secretary, 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309, or by phone at 954-940-4900. Copies of the documents filed with the SEC by Bluegreen are available free of charge on Bluegreen’s website at www.bluegreencorp.com under the tab “Investors – SEC Filings” or by directing a request by mail to Bluegreen Corporation, Corporate Secretary, 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431, or by phone at (561) 912-8000.

Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on various assumptions and involve substantial risks and uncertainties, including, without limitation, those relating to the proposed merger described in this press release, the potential benefits of the proposed merger, the required listing of BFC’s Class A Common Stock on a national securities exchange, the reverse split of BFC’s Class A Common Stock and Class B Common Stock, including the authority of BFC’s Board of Directors to adjust the ratio of the reverse stock split in connection with the listing of BFC’s Class A Common Stock on a national securities exchange, and the risk that the proposed merger may not be consummated in accordance with the contemplated terms, including in the contemplated timeframe, or at all. These risks and uncertainties are not exclusive, and investors and shareholders are referred to the other risks and uncertainties detailed in the joint proxy statement/prospectus relating to the proposed merger and other documents filed by BFC and Bluegreen with the SEC.

CONTACT: BFC Investor Relations:

 Leo Hinkley, SVP, Investor Relations Officer

 Phone: 954-940-4994

 InvestorRelations@BFCFinancial.com

 Sharon Lyn, Vice President

 Phone: 954-940-4994

 Fax: 954-940-5320

 CorpComm@BFCFinancial.com

 Bluegreen Corporation Contact:

 Tony Puleo, Chief Financial Officer

 Phone: 561-912-8270

 tony.puleo@bluegreencorp.com

 or

 The Equity Group Inc.

 Devin Sullivan, Senior Vice President

 Phone: 212-836-9608

 dsullivan@equityny.com

Source: BFC Financial Corporation

Released June 19, 2012

* This amount has been corrected from the amount reported in the initial press release, which reflected total equity (approximately $177.7 million) rather than shareholders’ equity.